EXHIBIT 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Cantabio Pharmaceuticals Inc. (the “Company”) on Form S-1 Amendment No. 1 [FILE NO. 333-217749] of our report dated June 30, 2017, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audits of the consolidated financial statements of Cantabio Pharmaceuticals Inc. as of March 31, 2017 and 2016 and for the years then ended, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum llp

Marcum llp
New York, NY
July 13, 2017